July 23, 2025

IMPORTANT UPDATE FOR SHAREHOLDERS

Silver Star: Be Sure to Get Your Information from Trustworthy Sources

- Hartman’s Liquidation Strategy Will Result in No Return to Shareholders -

– Vote EARLY the WHITE Proxy Card –

Dear Fellow Shareholders

Silver Star REIT (“Silver Star” or the “Company”) herein notifies you that the zoom call advertised for July 24, 2025 is not sanctioned Company event.

CEO and Executive Chairman Gerald Haddock, who is executing Silver Star’s transformative turnaround strategy focused on self-storage assets, warns investors to be sure to get information from trustworthy sources.

1.Hartman’s July 24, 2025 call is NOT sanctioned by Silver Star.
2.Investors do not have to join the call. According to his printed agenda, Hartman plans to do nothing more than continue his lies and falsehoods. Don’t be fooled and don’t waste your time.
3.Note, Hartman’s call is CLOSED: He’s hand-picking shareholders, NOT inviting all. Wonder why? Interestingly, he didn’t ask Mr. Haddock or any Company management. He doesn’t want to be fact checked.

Hartman: Long History of Propagating Misrepresentations

•Another Cease and Desist letter was issued to Hartman over false claims as noted in the letter in July 2025. See the letter here: https://silverstarreit.com/silver-stars-cease-and-desist-hartman-jul92025/.
•Judge describes Hartman as “not credible” and notes “dishonesty” in a Maryland court issued memorandum in early 2025. See the Judge’s statements here: https://silverstarreit.com/wp-content/uploads/2025/01/Memorandum-Opinion-on-Claims-1-3-and-5-Signature-Redacted.pdf/.
•Hartman removed as CEO and Chairman, then he started filing lawsuits resulting in exorbitant legal fees and less value to shareholders.
•Hartman paid himself unauthorized dividends, when he had stopped yours.

•Hartman caused Hush Money to be paid to an employee for his indecent behavior.
•Hartman left behind $32 million deferred maintenance. See link to podcast here: https://silverstarreit.com/from-the-trenches-on-deferred-maintenance-and-proper-management/.
•Hartman failed to secure refinancing of $259 million, which caused a default. See the letter here: https://silverstarreit.com/silverstar-providesp-update-to-shareholders-june30/.
•VAST MAJORITY OF NAV LOSS HAPPENED UNDER HARTMAN In one year, Hartman collapsed NAV by 48% during his reign from 2021 to 2022. See the letter here: https://silverstarreit.com/silverstars-initial-response-subject-to-further-investigation/.

All Hartman wants to do is to get control so that he can stop the lawsuit against him. What do you bet he won’t talk about those things in his Zoom meeting?

Hartman’s Liquidation Strategy: No Return to Shareholders
Shareholders are reminded that a forced liquidation of the Company will trigger foreclosures, resulting in a total loss of shareholder value. In contrast, a vote for the pivot strategy is a vote for growth, long-term upside, and a path toward liquidity via public markets.

Vote Early the WHITE proxy card and stop the noise and disinformation. You have the power. For voting instructions, meeting details, and the latest shareholder updates, visit www.silverstarreit.com.

If you’ve already voted the BLUE card, you can still change your vote. Simply vote the WHITE card today—it is the last vote that counts.

Thank you for your continued support.

Vote now: https://web.viewproxy.com/silverstarreit/2025

Questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com.

Sincerely,

The Board of Directors
Silver Star Properties REIT

Media Contact:
📧 press@silverstarREIT.com
Investor Relations Contact:
Investor Relations Coordinator
📧 investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants in the Solicitation

Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.